EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

ARIZONA EMBRACES RECOVERY AUDITING; ADOPTS FORTUNE 500 CORPORATE BEST PRACTICE TO MAKE EVERY TAXPAYER DOLLAR COUNT; PRG-SCHULTZ AWARDED TWO YEAR RECOVERY AUDIT CONTRACT

ATLANTA--(BUSINESS WIRE)--Dec. 16, 2004--PRG-Schultz International, Inc. (NASDAQ: PRGX) today announced that the State of Arizona has awarded the company a contract to provide comprehensive recovery audit services over the next two years with a maximum contract extension of an additional three years, beginning November 17, 2004. Under the contract, PRG-Schultz will examine Arizona's procurement and disbursement data including Medicaid. The contract was awarded as part of Governor Janet Napolitano's Efficiency Review program to improve the performance and efficiency of State government. Terms of the contract were not disclosed.

John Cook, Chairman and Chief Executive Officer of PRG-Schultz stated, "The State of Arizona is in the vanguard of state and local governments in recognizing the need to adopt recovery auditing, a best practice of Fortune 500 companies. Governor Napolitano and State Comptroller Clark Partridge recognize that vendor overpayments and contract oversights are costs that can and should be controlled, and are not just a cost of doing business. By adopting recovery auditing, Arizona can make every taxpayer dollar count.

Cook added, "We are pleased to be working with Arizona, and to have the opportunity to conduct a comprehensive audit, including Arizona's Medicaid. PRG-Schultz has the necessary expertise to help Arizona identify, validate and recover overpayments quickly and efficiently, with the ultimate goal of saving money for Arizona taxpayers. We believe that as more state and local governments follow Arizona's lead and adopt the best practices of Fortune 500 companies,
more   overpayments   will  be  identified  and  recovered."

About  PRG-Schultz

International, Inc. Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading recovery audit firm. PRG-Schultz employs approximately 2,900 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments
or    under-deductions.

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CONTACT:
      PRG-Schultz International, Inc.
      James Moylan, 770-779-6605
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SOURCE: PRG-Schultz International, Inc.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding PRG-Schultz International, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.